EX-12.__.
[Stradley Ronon Stevens & Young, LLP Letterhead]

March 12, 2012

Board of Trustees
MTB Group of Funds
100 East Pratt Street (17th Floor)
Baltimore, Maryland 21202

Re:	Plan of Reorganization made October 26, 2011 (“Plan”) by MTB Group of Funds, a Delaware statutory trust (“Trust”), on behalf of its respective series identified on Exhibit A hereto

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of each Acquired Fund pursuant to which: (i) the transfer of substantially all of the assets, property and goodwill of each Acquired Fund listed in Exhibit A in exchange for the corresponding class of shares listed in Exhibit A of the corresponding Acquiring Fund (“Acquiring Fund Shares”), which are voting securities; (ii) the assumption by each corresponding Acquiring Fund of all of the liabilities of its corresponding Acquired Fund; (iii) the distribution of each class of Acquiring Fund Shares to the holders of the corresponding class of shares of a corresponding Acquired Fund (“Acquired Fund Shares”), and (iv) the liquidation of each Acquired Fund, all upon the terms and conditions set forth in the Plan (each such transaction, a “Reorganization” and collectively, the “Reorganizations”).

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Plan, dated as of October 26, 2011; (b) the combined proxy statement/prospectus provided to shareholders of each Acquired Fund in connection with a Special Meeting of Shareholders of each Acquired Fund held on February 21, 2012; (c) certain representations concerning the Reorganizations made to us by the Trust, on behalf of each Acquiring Fund and each Acquired Fund, in a letter dated March 12, 2012 (the “Representation Letter”); (e) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (f) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.  References to the Acquired Fund and the Acquiring Fund in the same paragraph mean the Acquired Fund and the corresponding Acquiring Fund as set forth in the Plan.

Board of Trustees, MTB Group of Funds
March 12, 2012

For purposes of this opinion, we have assumed that each Acquired Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, each Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided each Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for the Acquired Funds and the Acquiring Funds, it is our opinion with respect to each Acquired Fund and its corresponding Acquiring Fund that for federal income tax purposes:

(1)           The acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

(2)           No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its assets to, and assumption of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code;

(3)           No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Acquired Fund in exchange solely for the assumption of the liabilities of the Acquired Fund and the issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code;

(4)           No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to the Acquired Fund shareholders in liquidation of the Acquired Fund pursuant to Section 361(c)(1) of the Code;

(5)           The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of such assets to the Acquired Fund immediately prior to the exchange pursuant to Section 362(b) of the Code;

(6)           The holding periods of the assets of the Acquired Fund received by the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code;

(7)           No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of all of their Acquired Fund Shares for Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code;

(8)           The aggregate tax basis of the Acquiring Fund Shares received by the Acquired Fund shareholders (including fractional shares to which they may be entitled) will be the same as

Board of Trustees, MTB Group of Funds
March 12, 2012

the aggregate tax basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code;

(9)           The holding period of the Acquiring Fund Shares received by the Acquired Fund’s shareholders (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset on the Closing Date of the Reorganization pursuant to Section 1223(l) of the Code; and

(10)           For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the “Treasury Regulations”)) the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the Treasury Regulations.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganizations on the Acquired Funds, the Acquiring Funds or any Acquired Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Trust, on behalf of each Acquired Fund and each Acquiring Fund, of its undertakings in the Plan and the Representation Letter. Our opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

Board of Trustees, MTB Group of Funds
March 12, 2012

We hereby consent to the use of this opinion as an exhibit to the Prospectus/Proxy Statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

EXHIBIT A

CHART OF REORGANIZATIONS

Acquired Fund (and share classes) (“Acquired Fund”)	Corresponding Acquiring Fund (and share classes) (“Acquiring Fund”)

MTB Prime Money Market Fund Corporate Class Shares	MTB Money Market Fund Select Shares
MTB Pennsylvania Tax-Free Money Market Fund Select Shares Administrative Shares Service Shares	MTB Tax-Free Money Market Fund Select Shares Administrative Shares Service Shares
MTB New York Tax-Free Money Market Fund Select Shares Service Shares	MTB Tax-Free Money Market Fund Select Shares Service Shares
MTB U.S. Government Bond Fund Class I Shares Class A Shares	MTB Short Duration Government Bond Fund Class I Shares Class A Shares